Exhibit 3.2

Bye-Law Amendments

New Definitions to Bye-Laws:

“BHC Affiliates” means, with respect to any Member, all “affiliates” as defined in the U.S. Bank Holding Company Act of 1956, as amended, or Regulation Y of the Board of Governors of the U.S. Federal Reserve System.

“GSCP” means GSCP VI AIV Navi, Ltd., GSCP VI Offshore Navi, Ltd., GSCP VI Parallel AIV Navi, Ltd. and GSCP VI Employee Navi, Ltd., each a Cayman Islands exempted company, and GSCP VI GmbH Navi, L.P., a Cayman Islands limited partnership.

“Investment Agreement” means the Investment Agreement dated as of April 20, 2011 between GSCP and the Company.

“Reorganization Event” means:

(i)
any consolidation, merger, tender or exchange offer, amalgamation or other similar business combination of the Company with or into another person, in each case pursuant to which the Common Shares or Non-Voting Convertible Common Shares will be converted into cash, securities or other property of the Company or another person;

(ii)
any sale, transfer, lease or conveyance to another person of all or substantially all of the property and assets of the Company, in each case pursuant to which the Common Shares or Non-Voting Convertible Common Shares will be converted into cash, securities or other property of the Company or another person;

(iii)
any reclassification of the Common Shares or Non-Voting Convertible Common Shares into securities including securities other than the Common Shares or Non-Voting Convertible Common Shares, as applicable; or

(iv)	any statutory exchange of the outstanding Common Shares or Non-Voting Convertible Common Shares for securities of another person (other than in connection with a merger or acquisition).

4.1  [Amended and Restated Authorized Share Capital Bye-Law]

At the date this Bye-law 4.1 is adopted, the share capital of the Company shall be divided into three classes: (i) 90,000,000 ordinary shares of par value US$1.00 each (the “Common Shares”), (ii) 21,000,000 non-voting convertible ordinary shares of par value US$1.00 each (the “Non-Voting Convertible Common Shares”) and (iii) 45,000,000 preference shares of par value US$1.00 each (the “Preference Shares”).

4.2  [Common Share Bye-Law.  Add at end:]  Any Common Shares held by GSCP or its BHC Affiliates shall, for the sake of clarity, vote together with all other Common Shares, but may be converted at any time at the option of the holder in its sole discretion into Series B Non-Voting Common Shares, Series C Non-Voting Common Shares or Series D Non-Voting Common Shares, at a one-for-one exchange ratio, subject in each case to any necessary adjustments for any share splits, dividends, recapitalizations, consolidations or similar transactions occurring in respect of the Common Shares or the Non-Voting Convertible Common Shares after the date of the adoption of these Bye-laws.

4.3  [Amended and restated Non-Voting Convertible Common Share Bye-Law]

(a)  The Non-Voting Convertible Common Shares shall be divided into the following series: (i) Series A Non-Voting Common Shares, (ii) Series B Non-Voting Common Shares, (iii) Series C Non-Voting Common Shares and (iv) Series D Non-Voting Common Shares, each with the respective rights hereinafter specified.  All Non-Voting Convertible Common Shares issued as of December 31, 2010 shall be designated Series A Non-Voting Common Shares.  All Non-Voting Convertible Common Shares issued to GSCP or its BHC Affiliates (x) pursuant to Section 2.03(b) of the Investment Agreement or (y) upon the conversion of Common Shares into Non-Voting Convertible Common Shares pursuant to Bye-law 4.2, in each case, shall be Series B Non-Voting Common Shares.  All other Non-Voting Convertible Common Shares issued to GSCP or its BHC Affiliates pursuant to the Investment Agreement shall be Series C Non-Voting Common Shares.  Series D Non-Voting Common Shares may be issued upon conversion of (i) Common Shares in accordance with Bye-law 4.2, (ii) Series B Non-Voting Common Shares in accordance with Bye-law 4.3(g) or (iii) Series C Non-Voting Common Shares in accordance with Bye-law 4.3(h).

(b)  The holders of Non-Voting Convertible Common Shares shall, subject to the provisions of these Bye-laws (including, without limitation, the rights attaching to Preference Shares):

(i)	be entitled to such dividends as the Board may from time to time declare on a pari passu basis with the Common Shares;

(ii)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital,

be entitled to the surplus assets of the Company on a pari passu basis with the Common Shares; and

(iii)
generally be entitled to enjoy all of the rights attaching to Common Shares, but shall be non-voting, except (1) as required by law, (2) in accordance with Bye-law 15 or (3) for the limited voting rights specified in Bye-law 4.3(c).

(c)  The holders of the Series B Non-Voting Common Shares, voting together as a separate class, and the holders of the Series C Non-Voting Common Shares, voting together as a separate class, shall be entitled to vote such shares, but only with respect to the following limited matters, which shall constitute a variation of class rights for the purposes of Bye-law 15:

(i)
any amendment, alteration or repeal of any provision of the Company’s memorandum of association or these Bye-laws (including any amendment, alteration or repeal by means of a merger, amalgamation, consolidation or otherwise) so as to significantly and adversely affect the rights, preferences, privileges or limited voting rights of the Series B Non-Voting Common Shares or the Series C Non-Voting Common Shares, as applicable;

(ii)
any consummation of a binding share exchange or reclassification involving the Series B Non-Voting Common Shares or the Series C Non-Voting Common Shares or of a merger, consolidation or amalgamation of the Company with another corporation or other entity (except for any such merger, consolidation or amalgamation in which the consideration paid to shareholders is entirely in cash), unless in each case (x) the shares of Series B Non-Voting Common Shares or the Series C Non-Voting Common Shares, as applicable, remain outstanding or, in the case of any such merger or consolidation with respect to which the Company is not the surviving or resulting entity, are converted into or exchanged for securities of the surviving or resulting entity or its ultimate parent, and (y) such shares have such rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and limited voting rights, and limitations and restrictions thereof, of the Series B Non-Voting Common Shares or the Series C Non-Voting Common Shares, as applicable, immediately prior to such consummation, taken as a whole.

provided, for the sake of clarity, that the holders of the Series A Non-Voting Common Shares and the Series D Non-Voting Common Shares shall not be entitled to vote such shares, except as required under Bermuda law.

(d)  Each Series A Non-Voting Common Share and Series B Non-Voting Common Share shall be automatically converted into one Common Share, subject to any necessary adjustments for any share splits, dividends, recapitalizations, consolidations or similar transactions occurring in respect of the Common Shares or the Non-Voting Convertible Common Shares after the date of the adoption of these Bye-laws, immediately prior to any transfer by the registered holder, whether or not for value, to a third party, except for transfers to a nominee or Affiliate of such holder in a transfer that will not result in a change of beneficial ownership (as determined under Rule 13d-3 under the United States Securities Exchange Act of 1934, as amended) or to a person that already holds Series A Non-Voting Common Shares or Series B Non-Voting Common Shares.

(e)  Each Series C Non-Voting Common Share and Series D Non-Voting Common Share shall be automatically converted into one Common Share, subject to any necessary adjustments for any share splits, dividends, recapitalizations, consolidations or similar transactions occurring in respect of the Common Shares or the Non-Voting Convertible Common Shares after the date of the adoption of these Bye-laws, only upon the transfer by the registered holder thereof, whether or not for value, to a third party in a Widely Dispersed Offering.  As used herein, “Widely Dispersed Offering” means (i) a widespread public distribution, (ii) a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting shares of the Company or (iii) a transfer to a transferee that would control more than 50% of the voting shares of the Company without any transfer from the holder.  For purposes of the Series C Non-Voting Common Shares and Series D Non-Voting Common Shares, the term “registered holder” or “holder” means GSCP or its BHC Affiliates and any direct or indirect transferee of GSCP or its BHC Affiliates except a direct or indirect transferee that receives the Series C Non-Voting Common Shares or Series D Non-Voting Common Shares in a Widely Dispersed Offering.

(f)  The holders of the Series A Non-Voting Common Shares shall not be permitted to convert such shares into any other class of the Company’s share capital or into any other series of Non-Voting Convertible Common Shares, except pursuant to a transfer permitted by clause (d) of this Bye-law 4.3.

(g)  The holders of the Series B Non-Voting Common Shares shall have the right to convert all or any number of such shares into Series C Non-Voting Common Shares, Series D Non-Voting Common Shares or Common Shares at any time, in the sole discretion of such holder.

(h)  The holders of the Series C Non-Voting Common Shares shall have the right to convert all or any number of such shares into Series D Non-Voting Common Shares at any time, in the sole discretion of such holder.  The holders of the Series D Non-Voting Common Shares shall have no right to convert such shares, except that, upon the receipt of all applicable regulatory approvals, all or any number of such shares may be converted into Series C Non-Voting Common Shares at any time, in the sole discretion of such holder.

(i)  If at any time the Company declares or pays a dividend or distribution to any holder of Common Shares in the form of Common Shares or other voting security of the Company, the Company shall declare and pay to each holder of Non-Voting Convertible Common Shares a proportional dividend or distribution in the form of the same series of Non-Voting Convertible Common Shares.

(j)  Notwithstanding anything herein to the contrary, if the consideration payable to GSCP or its BHC Affiliates as holders of Non-Voting Convertible Common Shares upon a Reorganization Event (as defined below) consists (in whole or in part) of property or securities that would, in the sole judgment of any holder thereof, create, aggravate or exacerbate any issue, problem or concern for any such holder or any of its affiliates, then the consideration payable to such holder shall be adjusted (e.g., by the issuance of non-voting securities that are economically equivalent to the voting securities they replaced and would convert into such voting securities on transfer to an unaffiliated third party, subject, if applicable, to the conversion restrictions set forth in Bye-law 4.3(e)) to the maximum extent practicable to eliminate or address such issue, problem or concern, so long as such adjusted or different securities have the same value as, and are pari passu with, the securities that they replaced.

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4.7(c) [Amended and restated 4.7(c)]

In the event that a Tentative 9.5% U.S. Shareholder exists, (i) the aggregate votes conferred by Common Shares held by a Member and treated as Controlled Shares of that Tentative 9.5% U.S. Shareholder shall be reduced to the extent necessary such that the combined voting power conferred by the Common Shares and the voting power that would be conferred by the Common Shares into which the Series B Non-Voting Common Shares are then convertible, in each case that are treated as Controlled Shares of the Tentative 9.5% U.S. Shareholder, will constitute 9.5% of the voting power of all Common Shares (taking into account the reduction effected by clause (ii) of this Bye-law 4.7(c)) and (ii) the aggregate votes conferred by the Common Shares held by GSCP and its affiliates and treated as Controlled Shares of such Members shall be correspondingly reduced to the extent necessary such that the ratio of (x) the voting power represented by the sum of (A) the votes conferred by such Common Shares and (B) the votes that would be conferred by any Common Shares into which the Series B Non-Voting

Common Shares are then convertible to (y) the voting power of all Common Shares (taking into account the reduction effected by clause (i) of this Bye-law 4.7(c)) is not greater than the ratio as if the adjustment described in clause (i) of this Bye-law 4.7(c) had not occurred.  In applying the previous sentence where shares held by more than one Member are treated as Controlled Shares of such Tentative 9.5% U.S. Shareholder, the reduction in votes shall apply to such Members in descending order according to their respective Attribution Percentages, provided, that in the event of a tie, the reduction shall apply first to the Member whose shares are Controlled Shares of the Tentative 9.5% U.S. Shareholder by virtue of the Tentative 9.5% U.S. Shareholder’s economic interest in (as opposed to voting control with respect to) such shares. The adjustments of voting power described in this Bye-law shall apply repeatedly until there is no 9.5% U.S. Shareholder. The Board may deviate from any of the principles described in this Bye-law and determine that shares held by a Member shall carry different voting rights as it determines appropriate (1) to avoid the existence of any 9.5% U.S. Shareholder or (2) to avoid adverse tax, legal or regulatory consequences to the Company, any subsidiary of the Company, or any other Member or its affiliates. For the avoidance of doubt, in applying the provisions of Bye-laws 4.7 through 4.10, a share may carry a fraction of a vote. In the event any Non-Voting Convertible Common Shares of any registered holder are entitled to vote on any matter under Bermuda law (including, but not limited to, any Reorganization Event), such shares shall be deemed for purposes of this Bye-law 4.7(c) to be that number of Common Shares into which such Non-Voting Convertible Common Shares may be converted upon a qualified transfer, and the voting power adjustments set forth in this Bye-law 4.7(c) shall apply to Common Shares and such Non-Voting Convertible Common Shares, collectively, on such basis.  Notwithstanding anything herein to the contrary, the aggregate voting power of the holders of Series C Non-Voting Common Shares and Series D Non-Voting Common Shares with respect to any merger, consolidation or amalgamation of the Company with another corporation or other entity shall in no event exceed 0.01% of the aggregate voting power of the Company’s issued share capital, and this sentence shall not be amended without the affirmative vote (or written consent) of the holders representing a majority of each of the Series C Non-Voting Common Shares and Series D Non-Voting Common Shares.  For the avoidance of doubt, the voting power adjustments set forth in this Bye-law 4.7(c) shall not apply to the voting rights set forth in Bye-law 4.3(c).

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15.  [Variation of Rights Attaching to Shares.  Add at end:]

Notwithstanding the foregoing, with respect to the Series C Non-Voting Common Shares and Series D Non-Voting Common Shares only, the rights attached to such Series C Non-Voting Common Shares or such Series D Non-Voting Common Shares may, whether or not the Company is being wound-up, be varied with the consent in writing of each registered holder thereof holding such Series C Non-

Voting Common Shares or Series D Non-Voting Common Shares to the extent such variation significantly and adversely affects the rights, preferences, privileges or voting powers of the Series C Non-Voting Common Shares or Series D Non-Voting Common Shares set forth in Bye-law 4.3.

* * *

[New Bye-law 53.3 and 53.4:]

53.3           The rights conferred under this Bye-law 53 shall not be exclusive of any other right that any individual may have or hereafter acquire under any statute, Bye-law, resolution of Members or Directors, agreement, or otherwise and shall continue as to an individual who has ceased to be a Director, Officer, employee or agent, as applicable, and shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives.

53.4           The Company hereby acknowledges that the Director designated by GSCP pursuant to Section 7.02 of the Investment Agreement may have certain rights to indemnification, advancement of expenses and/or insurance provided by GSCP and certain of their affiliates (collectively, the “Fund Indemnitors”).  The Company hereby agrees (i) that it is the indemnitor of first resort (i.e., its obligations to such person are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such person are secondary) with respect to any actions, costs, charges, losses, damages or expenses incurred or sustained in connection with the execution by such person of his or her duties as a Director of the Company, (ii) that it shall be required to advance the full amount of such expenses incurred by such person and shall be liable for the full amount of all such expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of these Bye-laws of the Company (or any other agreement between the Company and such person), without regard to any rights such person may have, or may be pursuing, against the Fund Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of such person with respect to any claim for which such person has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such person against the Company.  The Company and such person agree that the Fund Indemnitors are express third party beneficiaries of the terms of this Bye-law 53.4.

[New Bye-law 53A:]
53A           CORPORATE OPPORTUNITY

The provisions of this Bye-law 53A are set forth to regulate and define the conduct of certain affairs of the Company as they may involve GSCP, its affiliates and their officers and directors, and the powers, rights, duties and liabilities of the Company, its affiliates and their officers, directors, employees and shareholders in connection therewith:

(a)  Subject to any express contractual provisions to the contrary, GSCP, its affiliates and its and their respective directors, officers, partners and employees (collectively the “GSCP Parties”) shall have the right to, and shall have no duty not to: (i) engage in the same or similar business activities or lines of business as the Company, (ii) do business with any client or customer of the Company and (iii) employ or otherwise engage any Officer, Director or employee of the Company; and, in each case, to the extent permitted under Bermuda law, no GSCP Party shall be liable to the Company or its Members for breach of any fiduciary duty by reason of any such activities of any GSCP Party or of such person’s participation therein.  In the event that any GSCP Party acquires knowledge of a potential transaction or matter (other than knowledge acquired through a GSCP Party acting in his or her capacity as Director from the Company or its Directors, Officers or employees) that may be a corporate opportunity for both a GSCP Party and the Company, none of the GSCP Parties shall have any duty whatsoever to communicate or present such corporate opportunity to the Company and, to the extent permitted under Bermuda law, shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member of the Company by reason of the fact that a GSCP Party pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity or does not present such corporate opportunity to the Company;

(b)  For the purposes of this Bye-law 53A “corporate opportunities” shall include, but not be limited to, business opportunities that the Company is financially able to undertake, which are, from their nature, in the line of the Company’s business, are of practical advantage to it and are ones in which the Company has an interest or a reasonable expectancy, and with respect to which the interest of any GSCP Party, could be brought into conflict with that of the Company;

(c)  Any person or entity purchasing or otherwise acquiring any interest in Shares of the Company shall be deemed to have notice of and consented to the provisions of this Bye-law 53A;

(d)  Notwithstanding anything in these Bye-laws to the contrary and in addition to any vote of the Board required by these Bye-laws or the Act, until the occurrence of the Operative Date, the affirmative vote of at least three-quarters of the votes of all the Common Shares then outstanding entitled to be cast thereon shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Bye-law 53A.  “Operative Date” shall mean the later of (i) the first date on which GSCP ceases to own beneficially (excluding for such purposes any shares of the Company beneficially owned by GSCP but not for its own account, including (in such exclusion) beneficial ownership which arises by virtue of some entity that is an affiliate of GSCP being a sponsor or advisor of a mutual or similar fund that beneficially owns Common Shares) at least 5% of the outstanding shares of the Company and (ii) the first date on which no Director is a GSCP Party.